Exhibit 10.1

CONFIDENTIAL

September 9, 2015

Jeffrey P. Lucas, CPA, CFA

25 Fairmont Street
Belmont MA 02478

BY EMAIL: Jeffrey.lucas@verizon.net

Dear Jeff,

On behalf of eMagin Corporation ("eMagin" or the "Company"), I am pleased to offer you the position of Chief Financial Officer and Treasurer, reporting to Andrew Sculley, CEO and President with an anticipated start date of September 15, 2015. This position requires a very hands-on approach and will require interaction with other departments such as Product Development, Engineering, R&D, Sales, Quality, Business Development and Manufacturing.

The terms of your new position with the Company are as set forth below:

Compensation

Your starting base salary for this position will be at a rate of $13,269.23 bi-weekly ($345,000 annualized) in accordance with eMagin's payroll practices. The annual base salary will be reviewed each year by the Compensation Committee to determine if such base salary should be increased due to inflation or in recognition of your services to the Company.

You will be eligible for an annual target bonus of 20% tied to the results of the company: Cash Flow, Revenue and Earnings as agreed to by the Board of Directors. For 2016 your bonus will be prorated for year ending 2015.

Equity-Related Instruments

In addition, the Board of Directors have agreed to grant you a stock option to purchase 75,000 shares of eMagin common stock vesting over three years with a 5-year term at an exercise price equal to the fair market value of the stock on the date of the grant. These options vest 1/3 per year annually over a three (3) year period. (The exercise price of the stock option will be set at the fair market value of the stock on the date of the grant (this would be the date you start work) . You may accrue your options without being required to exercise and buy the options for five (5) years, although a major status change to the company, such as a sale, may force the early exercising of options. The stock options are subject to any lock-up provisions imposed company-wide. Should you leave the company in the future for any reason, you will be required to exercise any vested options upon exit from the company to avoid expiration of your options within 90 calendar days).

eMagin Corporation   ●   2070 Route 52   ●   Hopewell Junction, NY 12533   ●   845-838-7900

Should there be a Change of Control of the Company, immediately prior to the consummation of such Change of Control, all of your unvested options to purchase shares of the Company's stock will become fully vested and exercisable. Change of Control means the sale of all or substantially all the assets of the Company; any merger, consolidation or acquisition of the Company with, by or into another corporation, entity or person; or any change in the ownership of more than fifty percent (50%) of the voting capital stock of the Company in one or more related transactions.

Vacation

You will be entitled to 20 vacation days per year, accrued and prorated in accordance with Company policy.

Relocation

Reimbursement for the movement of your household goods and cars will apply as long as they are shipped not later than one year from your start date As part of this offer, the Company will provide the following relocation package:

●	Household Goods. The Company will reimburse you for actual, out of pocket costs incurred in the movement (including packing, shipping and unpacking) of household goods from your current residence to your new residence in the Hopewell Junction, NY area. Reimbursement for the packing, shipping and unpacking assumes typical household goods only. Three quotes from established moving companies must be submitted to Company management for approval prior to incurring any such expense.

●	Temporary Housing. Temporary living at a local hotel will be arranged and paid for directly by eMagin for a maximum of 30 days.

●	Storage. Storage of moved goods will be provided for a period not to exceed 2 months. Payment will be made by eMagin directly to the storage company, after review of quotations (2 minimum) of such established businesses by eMagin. Expenses attributable to storage beyond this time period will be your responsibility.

●	Relocation Allowance. The Company will provide a relocation allowance of $13,000 to be paid within the first 30 days following employment start date at eMagin ("Start Date ").

The relocation package described in this paragraph is contingent upon your long term employment and must be reimbursed to eMagin if you voluntarily separate from eMagin prior to the second anniversary of your Start Date for any reason. Before incurring any expenses, you will be required to sign a Repayment Agreement reflecting the foregoing repayment obligations. You will be responsible for any taxes associated with the relocation allocation. Expenses associated with relocation may be tax deductible; you should consult your tax advisor.

eMagin Corporation   ●   2070 Route 52   ●   Hopewell Junction, NY 12533   ●   845-838-7900

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Employee Agreements; Medical Plan

Upon reporting to work, as a condition of employment, staff members are required to sign agreements that include provisions of patent assignment, non-competition, confidentiality, and code of business conduct requirements. An EPO type medical plan is currently offered to our employees (see attached Summary of Benefits).

At-Will

This employment offer is by no means construed as a contract of employment for a fixed duration. Your employment is on an "at-will" basis and may be terminated by you or eMagin at any time for any reason. No one at eMagin is authorized to enter into any employment agreement, except if in writing and signed by the President. This letter contains all benefits and entitlements of the position you're being offered; it specifies your entire compensation.

Severance

Should the Company terminate your employment for any reason other than for unsatisfactory performance or gross misconduct, the Company will provide you with six month's severance pay, paid at your current salary at the time of termination, provided you sign a separation and release agreement, in form and substance acceptable to the Company, at the time of termination.

* * *

This offer is subject to final Board of Directors' approval and is contingent on a positive background check, please fill out the attached authorization form and return to our HR Representative — Lucille Mavrokefalos - Imavrokefalos@emagin.com.

I am delighted to be able to make this offer to you, Jeff. Your anticipated contributions in this position are considered to be a key component to help the Company grow. High performance in this position, coupled with success in our display development and manufacturing efforts, should provide you the opportunity for professional and financial growth in the years to come.

If this offer is acceptable to you, please sign and return the enclosed copy of this letter. I look forward to a favorable reply.

Sincerely,

/s/ Andrew Sculley
Andrew Sculley
President and CEO

Understood and accepted:	/s/ Jeffrey Lucas	September 10, 2015
	Jeffrey Lucas	Date

eMagin Corporation   ●   2070 Route 52   ●   Hopewell Junction, NY 12533   ●   845-838-7900

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